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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 13, 2004

The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Eric P. Newman Education Center, 320 South Euclid Avenue, St. Louis, Missouri, on Thursday, May 13, 2004, at 10:00 A.M., Central Daylight Time, for the following purposes:

1.	Election of four directors to the class whose term will expire in 2007.

2.	Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.

3.	Transaction of such other business as properly may come before the meeting.

Stockholders of record at the close of business on March 5, 2004, will be entitled to vote at the meeting.

By order of the Board of Directors,
DEZORA M. MARTIN,
Corporate Secretary.

Dated: March 15, 2004

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope—or to vote by telephone or Internet, as more particularly described on the enclosed proxy materials.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510-2191

March 15, 2004

PROXY STATEMENT

On March 15, 2004, we expect to begin mailing to you and other stockholders the proxy card and this proxy statement. The Corporation’s Annual Report and its Form 10-K Report (the Annual Report and Form 10-K Report together, hereinafter, “annual report”) for 2003, which contain important financial and narrative information, were mailed under separate cover beginning February 27, 2004. This Proxy Statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 13, 2004 (“2004 Annual Meeting”). Only stockholders of record on March 5, 2004, are entitled to vote at the 2004 Annual Meeting. As of January 30, 2004, the Corporation had issued and outstanding 412,863,969 shares of Common Stock, of which 391,847,844 shares were entitled to one vote per share.

As a convenience to you, you may vote by telephone or Internet. The enclosed proxy card describes how to use these services. Or, you may continue to vote by mail; if you properly mark, sign and date the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

Any stockholder of record may revoke a signed and returned proxy card (or a proxy given by telephone or Internet) at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Corporation; (b) delivering a subsequent proxy by any means; or (c) attending the 2004 Annual Meeting and voting in person.

If shares are held for you in street name as the beneficial owner through a broker, bank or other nominee, you may vote your shares by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card included with these materials by your broker or nominee.

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy card serves as a voting instruction for the trustee of each Plan, Vanguard Fiduciary Trust Company. If you do not return your proxy card by May 7, 2004, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective Plan.

The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. The Corporation has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an approximate cost of $8,500 plus reasonable out-of-pocket expenses.

In accordance with Rule 14a-3(e)(1) promulgated by the Securities and Exchange Commission (“SEC”), multiple beneficial stockholders sharing an address may receive a single annual report and proxy statement, unless the intermediary or the Corporation has received contrary instructions from one or more of the stockholders. Upon oral or written request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the annual report for 2003, or if you wish to receive a separate annual report or proxy statement in the future, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

The Corporation does not currently plan to deliver a single annual report or proxy statement to multiple record stockholders sharing an address, however intermediaries may choose to do so. If that procedure is used for stockholders of record at a shared address, you may use the above contact to request delivery of a single document.

CONFIDENTIALITY

We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to tabulate all proxies and ballots cast at the 2004 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

FOR WHICH YOUR PROXY IS SOUGHT

1.	ELECTION OF DIRECTORS

At the 2004 Annual Meeting, the terms of five directors will expire: those of Alston D. Correll, Landon Hilliard, George D. Johnson, Jr., Burton M. Joyce and Jane Margaret O’Brien. At its meeting held on July 22, 2003, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from 9 to 10 and elected George D. Johnson, Jr. to fill the resulting vacancy. The Board of Directors further amended the Bylaws of the Corporation at its meeting on November 25, 2003, to increase the number of directors from 10 to 11 and elected Burton M. Joyce to fill the resulting vacancy. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected. Mr. Johnson is not standing for election at this Annual Meeting. Accordingly, on February 9, 2004, the Board amended the Bylaws effective the date of the 2004 Annual Meeting to reduce the number of directors from 11 to 10.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Ms. O’Brien and Messrs. Correll, Hilliard and Joyce as directors for three-year terms that expire in 2007.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

One nominee for election at this meeting, Burton M. Joyce, has not previously been elected by the stockholders of the Corporation. Mr. Joyce was recommended by a third-party director search firm retained by the Compensation and Nominating Committee during 2003. The Corporation paid a fee to the firm on behalf of the Committee during 2003 to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2004 Annual Meeting were selected, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

Vote Required to Elect a Director: Under Virginia law and under the Corporation’s Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to vote in the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

Nominees—for terms expiring in 2007

Alston D. Correll	Mr. Correll, 62, Atlanta, Ga., has been a director since 2000. He has been Chairman, Chief Executive Officer and President of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, since 1993. He is also a director of SunTrust Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and Mirant Company.

Landon Hilliard

Mr. Hilliard, 64, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since 1979. He is also a director of Owens-Corning Corporation, Western World Insurance Group, Inc. and Russell Reynolds Associates, Inc.

(See information under the “Certain Relationships and Related Transactions” caption on page 20.)

Nominees—for terms expiring in 2007

Burton M. Joyce	Mr. Joyce, 62, Penhook, Va., has been a director since November 25, 2003. He has been a director and Chairman of the Board of Directors of IPSCO, a leading electric-furnace, flat-rolled steel producer since 2000, having previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. He is also a director of Terra Nitrogen Company LP.

Jane Margaret O’Brien	Ms. O’Brien, 50, St. Mary’s City, Md., has been a director since 1994. She has been President of St. Mary’s College of Maryland since 1996.

Continuing Directors—those whose terms expire in 2005

Gerald L. Baliles

Mr. Baliles, 63, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Brussels, Belgium; Bangkok, Thailand; London, England; and Hong Kong, China.

(See information under the “Certain Relationships and Related Transactions” caption on page 20.)

Gene R. Carter	Mr. Carter, 64, Alexandria, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for Supervision and Curriculum Development, one of the world’s largest international education associations, since March 2000, and previously was Executive Director of that organization.

Continuing Directors—those whose terms expire in 2005

J. Paul Reason	Admiral Reason, 62, Norfolk, Va., has been a director since 2002. He has been President and Chief Operating Officer of Metro Machine Corporation, an employee-owned ship repair company, since 2000, having previously served as Vice President-Ship Systems for Syntek Technologies, Inc. from 1999 to 2000. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet from 1996 to 1999. He is also a director of AMGEN, Inc., and Wal-Mart Stores, Inc.

Continuing Directors—those whose terms expire in 2006

David R. Goode	Mr. Goode, 63, Norfolk, Va., has been a director since 1992. He has been Chairman, President and Chief Executive Officer of the Corporation since 1992. He is also a director of Norfolk Southern Railway Company, Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and Texas Instruments Incorporated.

Steven F. Leer	Mr. Leer, 51, St. Louis, Mo., has been a director since 1999. He has been President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc.

Harold W. Pote	Mr. Pote, 57, New York, N.Y., has been a director since 1988. He has been Regional Banking Group Executive of J. P. Morgan Chase & Co. since January 2001, having previously been Managing Director for The Chase Manhattan Bank, and prior thereto a partner of The Beacon Group, a private investment partnership.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At a meeting held on January 26, 2004, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent public accountants, to audit the books, records and accounts of the Corporation for the fiscal year ending December 31, 2004. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969.

The Audit Committee requires that management obtain the prior approval of the Committee for all audit and permissible non-audit services to be provided by KPMG. The Committee considers and approves at each January meeting anticipated audit and permissible non-audit services to be provided by KPMG during the year and estimated fees. The Committee considers and pre-approves additional audit and permissible non-audit services and fees as needed at each meeting. The Committee has delegated authority to the Chair of the Audit Committee to pre-approve audit and permissible non-audit services between meetings of the Committee, provided that the Chair reports any such pre-approval to the Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate rules of the Securities and Exchange Commission or impair the independence of KPMG. All services rendered by KPMG to the Corporation in 2003 were pre-approved in accordance with these procedures.

For the fiscal years ended December 31, 2003 and December 31, 2002, KPMG was paid the following fees by the Corporation:

	2003	2002
Audit Fees[1]	$1,446,000	$1,299,525
Audit-Related Fees[2]	228,900	381,511
Tax Fees[3]	289,190	648,459
All Other Fees[4]	36,526	1,524,185

1Audit Fees include fees for professional services performed by KPMG for the audit of the annual financial statements for the Corporation and its subsidiaries, the audit of Conrail, the review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

2For 2002 and 2003, Audit-Related Fees principally include fees for examination of internal controls over financial reporting, employee benefit plan audits, audits of unconsolidated subsidiaries and affiliates, and agreed upon procedures related to the receivables securitization program and other matters.

3For 2002 and 2003, Tax Fees consist principally of general tax advice pertaining to customary business matters and assistance with IRS interest claims and state tax planning.

4For 2002 and 2003, All Other Fees consist principally of information security and technology services, including project reviews, assistance with enterprise intrusion detection, training and security classification of corporate data, and executive tax services.

The Audit Committee of the Board of Directors has considered and concluded that the provision of services other than audit services by KPMG is compatible with maintaining KPMG’s independence.

Representatives of KPMG are expected to be present at the 2004 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that shareholders vote for the proposal to ratify the selection of KPMG as independent auditors for the fiscal year ending December 31, 2004, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment:    Under Virginia law and under the Corporation’s Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not “cast” for this purpose.

3.	OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the 2004 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. If any proposal is properly brought before the 2004 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

SUPPLEMENTAL INFORMATION

Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of the Corporation and to certain matters concerning its Board of Directors and executive officers.

BENEFICIAL OWNERSHIP OF STOCK

Based solely upon information in the most recent Schedule 13G filings with the SEC, the following table sets forth information concerning the persons or groups known to the Corporation to be beneficial owners of more than five percent of the Corporation’s Common Stock, its only class of voting securities.

Title of Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	AXA Financial, Inc.* 1290 Avenue of Americas New York, NY 10104	56,901,564**	14.6	**

*Filing jointly pursuant to a joint filing agreement are (a) AXA Financial, Inc., (b) three French mutual insurance companies as a group (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle), (c) AXA and (d) their subsidiaries (all filers collectively called “AXA Group”).

**AXA Financial, Inc. reported in its Schedule 13G filing that AXA Group beneficially owned 14.6% of the Corporation’s Common Stock as of December 31, 2003, and that as of that date it had sole voting power with respect to 28,472,942 such shares and shared voting power with respect to 7,287,418 such shares.

The following table sets forth as of February 2, 2004, the beneficial ownership of the Corporation’s Common Stock for:

(1)	each director (including the Chief Executive Officer) and each nominee;

(2)	each of the other four most highly compensated officers, based on the sum of salary and incentive pay for 2003, from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”); and

(3)	all directors and Executive Officers of the Corporation as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation’s Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of the Corporation’s Common Stock. All directors and Executive Officers as a group own 2.1% of the total outstanding shares of the Corporation’s Common Stock.

Name	Shares of Common Stock	Name	Shares of Common Stock
Gerald L. Baliles	3,000[1]	Jane Margaret O’Brien	3,000[1]
Gene R. Carter	3,150[1]	Harold W. Pote	4,660[1]
Alston D. Correll	8,000[1]	J. Paul Reason	3,100[1]
David R. Goode	3,635,035[2]	L. I. Prillaman	1,024,748[3]
Landon Hilliard	11,000[1]	Stephen C. Tobias	1,032,068[4]
George D. Johnson, Jr.	3,000[1]	Henry C. Wolf	1,005,587[5]
Burton M. Joyce	5,000[1]	James A. Hixon	423,499[6]
Steven F. Leer	4,200[1]

22 Directors and Executive Officers as a group (including the persons named above)			9,097,119[7]

1Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants are made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 11). Also includes 1,553 shares over which Mr. Pote, 1,200 shares over which Mr. Leer, 100 shares over which Mr. Carter, and 100 shares over which Mr. Reason share voting and investment power with another individual. Includes 50 shares in which Mr. Carter disclaims beneficial ownership.

2Includes 12,766 shares credited to Mr. Goode’s account in the Corporation’s Thrift and Investment Plan; 77,429 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the shares are distributed;

3,015,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 192,000 restricted shares awarded to Mr. Goode pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Goode possesses voting power but has no investment power until the restriction period lapses; and 942 shares over which Mr. Goode shares voting and investment power.

3Includes 26,172 shares credited to Mr. Prillaman’s account in the Corporation’s Thrift and Investment Plan; 31,124 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 817,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 60,000 restricted shares awarded to Mr. Prillaman pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Prillaman possesses voting power but has no investment power until the restriction period lapses.

4Includes 16,571 shares credited to Mr. Tobias’ account in the Corporation’s Thrift and Investment Plan; 30,271 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 839,500 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; 60,000 restricted shares awarded to Mr. Tobias pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Tobias possesses voting power but has no investment power until the restriction period lapses; and 10,326 shares over which Mr. Tobias shares voting and investment power.

5Includes 12,505 shares credited to Mr. Wolf’s account in the Corporation’s Thrift and Investment Plan; 21,812 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 839,500 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 60,000 restricted shares awarded to Mr. Wolf pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Wolf possesses voting power but has no investment power until the restriction period lapses.

6Includes 6,354 shares credited to Mr. Hixon’s account in the Corporation’s Thrift and Investment Plan; 9,668 performance shares and option exercise gain shares held by the Corporation under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the shares are distributed; 360,000 shares subject to stock options granted pursuant to the Corporation’s Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days; and 21,000 restricted shares awarded to Mr. Hixon pursuant to the Corporation’s Long-Term Incentive Plan over which Mr. Hixon possesses voting power but has no investment power until the restriction period lapses.

7Includes 110,366 shares credited to Executive Officers’ individual accounts under the Corporation’s Thrift and Investment Plan. Also includes: 206,738 performance shares and option exercise gain shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation’s Long-Term Incentive Plan over which the officer possesses voting power but has no investment power until the shares are distributed; 7,530,546 shares subject to stock options granted to Executive Officers pursuant to the Corporation’s Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 512,100 restricted shares awarded to Executive Officers pursuant to the Corporation’s Long-Term Incentive Plan over which they possess voting power but no investment power until the restriction period lapses; and 11,418 shares over which Executive Officers share voting and investment power. Also includes 1,006 shares in which Executive Officers disclaim beneficial ownership.

The following table sets forth as of February 2, 2004, the number of Stock Units held by each non-management director under the Outside Directors’ Deferred Stock Unit Program and NS Stock Units held by those non-management directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock (together, “Stock Units”). A more detailed discussion of director compensation can be found beginning on page 13. A Stock Unit represents the economic equivalent of a share of Common Stock and serves to align the directors’ individual financial interests with the interests of the Corporation’s stockholders, since the value of the directors’ holdings fluctuates with the price of the Corporation’s Common Stock. Stock Units ultimately are settled in cash.

Name	Number of Stock Units[1]	Shares of Common Stock[2]	Total Number of Stock Units and Shares of Common Stock
Gerald L. Baliles	30,075	3,000	33,075
Gene R. Carter	30,084	3,150	33,234
Alston D. Correll	27,142	8,000	35,142
Landon Hilliard	28,548	11,000	39,548
George D. Johnson, Jr.	5,640	3,000	8,640
Burton M. Joyce	4,718	5,000	9,718
Steven F. Leer	30,608	4,200	34,808
Jane Margaret O’Brien	30,632	3,000	33,632
Harold W. Pote	33,671	4,660	38,331
J. Paul Reason	12,168	3,100	15,268

1Includes (a) the grant in each of the years 1996 through 2004 of Stock Units to each non-employee director and (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego. Stock Units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Corporation’s Outside Directors’ Deferred Stock Unit Program (see information under the “Board of Directors” caption on page 11). Where applicable, also includes NS Stock Units credited to the accounts of directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation into “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock, but which ultimately will be settled in cash, not in shares of Common Stock. NS Stock Units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2Figures in this column are based on the Beneficial Ownership table, on page 8.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Corporation’s directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Corporation’s stock to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. One required Form 4 for each of two directors, Landon Hilliard and J. Paul Reason, reporting the crediting of dividend equivalents in the form of stock units under one of the Corporation’s director compensation plans, was not timely filed in 2003 by the Corporate Secretary due to an administrative error. These non-discretionary quarterly transactions are routinely reported on the directors’ behalf by the Corporate Secretary under power of attorney. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 2003 beneficial ownership, other than the above, were filed on time by all directors and Executive Officers.

BOARD OF DIRECTORS

Composition and Attendance

On January 31, 2004, the Board of Directors of the Corporation consisted of eleven members. Effective the date of the 2004 Annual Meeting, the Board will consist of ten members (see “Election of Directors” page 2). The Board is divided into three classes. The members of each class are elected for a term of three years, and at the conclusion of this year’s Annual Meeting each class, provided its members are duly elected, will contain as nearly as possible an equal number of directors, as required by the Corporation’s Restated Articles of Incorporation. The Board met seven times in 2003. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines which, among other matters, require that the non-management members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Chair of the Governance and Nominating Committee, currently Mr. Hilliard, has been designated to preside at such meetings of the outside directors. A method for contacting the outside directors of the Corporation is described in the Corporate Governance Guidelines, located on the Corporation’s website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders. It is the expectation of the Board that each director will make every effort to attend the Annual Meeting of Stockholders. All of the Corporation’s then current directors attended the 2003 Annual Meeting of Stockholders.

The Board has approved and adopted charters for each of its committees. In addition, the Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Corporation and a Code of Ethical Conduct for Senior Financial Officers that applies to certain financial officers. Each of these documents is available on the Corporation’s web site at www.nscorp.com in the “Investors” section under “Corporate Governance.”

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board makes such determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. An individual director is “independent,” unless the Board determines otherwise, if, during the last three years, none of the following relationships has existed between the Corporation and such director:

•	the director is an employee, or an immediate family member of the director is an Executive Officer, of the Corporation or any of its consolidated subsidiaries;

•	the director or an immediate family member of the director receives more than $100,000 in direct compensation from the Corporation or any of its consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•	the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation or any of its consolidated subsidiaries;

•	the director or an immediate family member is employed as an executive officer of another company where one of the Corporation’s Executive Officers serves as a director and sits on that company’s compensation committee;

•	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, the Corporation or any of its consolidated subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from the Corporation, any of its consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time.

The Board has determined that all current directors other than Mr. Goode and all nominees satisfy the above categorical standards and qualify as independent directors of the Corporation. Mr. Goode serves as Chairman, President and Chief Executive Officer of the Corporation and therefore is not an independent director.

Retirement Policy

Under the Corporation’s Governance Guidelines, a director must retire effective the date of the annual meeting that next follows the date of that director’s 72nd birthday; if a director’s 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

Retainer and Fees:    In 2003, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a quarterly fee of $9,000 for serving on at least two committees, plus expenses in connection with attendance at such meetings. Mr. Goode receives no compensation for Board service.

Directors’ Deferred Fee Plan:    A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred prior to January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited for amounts deferred prior to January 1, 2001, (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS Stock Units and various mutual funds as crediting indices. NS Stock Units are “phantom” units whose value is measured by the market value of shares of the Corporation’s Common Stock, but the units ultimately will be settled in cash, not in shares of Common Stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years. During 2003, nine directors participated in the Directors’ Deferred Fee Plan.

The Corporation’s commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect the Corporation’s ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Plan.

Directors’ Restricted Stock Plan:    Each non-employee director receives a grant of 3,000 shares of Restricted Stock upon election to the Board. Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

Outside Directors’ Deferred Stock Unit Program:    Each non-employee director was granted 4,000 Stock Units effective January 30, 2004. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

Stock Units in each director’s memorandum account are credited with dividends as paid on the Corporation’s Common Stock, and the amount credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation’s Common Stock on the dividend payment date.

Upon leaving the Board, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director), an amount determined by reference to the mean of the high and low trading prices of the Corporation’s Common Stock on specified dates. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of the Corporation’s Common Stock on the last business day of the month following the director’s cessation of service. The amount of installment payments is determined annually by reference to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation’s Common Stock.

Directors’ Charitable Award Program:    Each director is entitled to nominate one or more tax-exempt institutions to receive up to $500,000 (payable by the Corporation in five equal annual installments following the director’s death). Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid by the Corporation to the Norfolk Southern Foundation in the director’s name following the director’s death.

The Directors’ Charitable Award Program supports, in part, the Corporation’s long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Amounts the Norfolk Southern Foundation receives under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation’s activities.

Committees

Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members of committees. In May 2003, the Board appointed members to the Executive and Governance Committee, the Finance Committee, the Audit Committee, the Compensation and Nominating Committee, and the Performance-Based

Compensation Committee. Effective January 27, 2004, the Board adopted a new committee structure and appointed members to the Executive Committee and the Governance and Nominating Committee. Committee charters are available on the Corporation’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.” As of January 27, 2004, the charters of each of the committees require that the committee evaluate its performance at least annually, considering such issues as the effectiveness of the committee, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate.

The Executive and Governance Committee met five times in 2003; at year-end, its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll, Steven F. Leer and David R. Goode. This Committee:

•	was empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board when the Board was not in session, including the declaration of a quarterly dividend upon the Corporation’s Common Stock at the rate of the quarterly dividend most recently declared by the Board; and

•	monitored corporate governance trends and practices and made recommendations to the Board concerning corporate governance issues.

All actions taken by the Committee were reported to the Board at its meeting next following such action and were subject to revision or alteration by the Board.

The Executive and Governance Committee was renamed the Executive Committee effective January 27, 2004, and its governance duties were reassigned to the newly-created Governance and Nominating Committee. David R. Goode, serving as Chair, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Harold W. Pote were appointed to serve on the Executive Committee. Beginning January 27, 2004, this Committee shall:

•	when the Board is not in session, except as otherwise provided by law, have and may exercise all the authority of the Board, including the authority to declare a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board.

The Executive Committee is governed by a written charter adopted by the Board on January 27, 2004.

The Finance Committee met five times in 2003; at year-end, its members were Gerald L. Baliles, Chair, Alston D. Correll, George D. Johnson, Jr. (elected in September 2003), Steven F. Leer and J. Paul Reason. This Committee:

•	develops guidelines and oversees implementation of policies concerning the Corporation’s capital structure;

•	makes recommendations to the Board concerning an annual investment policy for the assets of the pension fund of the Corporation’s retirement plan and the engagement of firms of investment managers to manage designated portions of such assets within the framework of the investment policy; and

•	develops a process for reviewing the performance of the investment managers, receiving and reviewing reports on the investment performance and actuarial valuations of the pension fund and transmitting to the Board material information with regard thereto.

The Finance Committee is governed by a written charter last adopted by the Board on January 27, 2004.

The Audit Committee met eight times in 2003; at year-end its members were Harold W. Pote, Chair, Gene R. Carter, George D. Johnson, Jr. (elected in September 2003), Jane Margaret O’Brien and J. Paul Reason. Burton M. Joyce became a member of the Committee effective January 26, 2004. The Board has determined that all current members of the Audit Committee are independent (see “Director Independence” on page 12) and satisfy any additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission, and no member of the Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by rules of the Securities and Exchange Commission. This Committee:

•	assists Board oversight of the accuracy and integrity of the Corporation’s financial statements, financial reporting process and internal control systems;

•	has sole authority to engage the independent public accountants (subject to shareholder ratification), based on an assessment of their qualifications and independence, and pre-approves all fees associated with their engagement;

•	evaluates the efforts and effectiveness of the Corporation’s independent public accountants and Internal Audit Department, including their independence and professionalism;

•	facilitates communication among the Board, the independent public accountants, the Corporation’s financial and senior management, and its Internal Audit Department;

•	assists Board oversight of the Corporation’s compliance with applicable legal and regulatory requirements; and

•	prepares the “Audit Committee Report” that Securities and Exchange Commission rules require be included in the Corporation’s annual proxy statement.

The Audit Committee is governed by a written charter adopted by the Committee and last approved by the Board on November 25, 2003, following the Committee’s last review and reassessment of the adequacy of the Charter.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“Committee”) has reviewed and discussed with management the Corporation’s audited financial statements for the fiscal year ended December 31, 2003.

The Committee has discussed with KPMG LLP, the independent auditors for the Corporation, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Committee also has received and reviewed the written independence affirmation letter and disclosures from KPMG LLP and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report for the year ended December 31, 2003, on Form 10-K filed with the Securities and Exchange Commission.

Harold W. Pote, Chair

Gene R. Carter, Member

George D. Johnson, Jr., Member

Burton M. Joyce, Member

Jane Margaret O’Brien, Member

J. Paul Reason, Member

The Compensation and Nominating Committee met six times in 2003; at year-end, its members were Gene R. Carter, Chair, Landon Hilliard, Jane Margaret O’Brien and Harold W. Pote. Burton M. Joyce became a member of the Committee effective January 26, 2004. This Committee:

•	considered and made recommendations to the Board concerning the Corporation’s executive compensation program, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•	considered and made recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating bonuses or deferred compensation amounts under any such plan;

•	recommended to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy occurring in the Board; and

•	recommended to the Board qualified individuals to be elected by the Board as officers of the Corporation.

The Compensation and Nominating Committee was renamed the Compensation Committee effective January 27, 2004, and its nominating duties were reassigned to the newly-created Governance and Nominating Committee. Its membership did not change, and all members of the Committee are independent (see “Director Independence” on page 12). Effective January 27, 2004, the Compensation Committee shall:

•	consider and make recommendations to the Board concerning the Corporation’s executive compensation program, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and consider and recommend to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•	consider and make recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan; and

•	produce a Joint Committee Report with the Performance-Based Compensation Committee on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

The Compensation Committee is governed by a written charter adopted by the Board on January 27, 2004.

The Performance-Based Compensation Committee met three times in 2003; at year-end, its members were Gene R. Carter, Chair, Jane Margaret O’Brien and Harold W. Pote. Burton M. Joyce became a member of the Committee effective January 26, 2004. This Committee:

•	made awards and took other actions under the Long-Term Incentive Plan of Norfolk Southern Corporation and Participating Subsidiaries; and

•	made any other compensation decisions for which it was desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate.

The duties of the Performance-Based Compensation Committee were amended effective January 27, 2004. Its membership did not change, and all members of the Committee are independent (see “Director Independence” on page 12). Effective January 27, 2004, this Committee shall:

•	make awards and take other actions under the Long-Term Incentive Plan of Norfolk Southern Corporation and Participating Subsidiaries;

•	make any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Securities Exchange Act of 1934 or other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•	produce a Joint Committee Report with the Compensation Committee on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

The Performance-Based Compensation Committee is governed by a written charter last adopted by the Board on January 27, 2004.

Effective January 27, 2004, the Board established a Governance and Nominating Committee and appointed Landon Hilliard, serving as Chair, Gerald L. Baliles, Alston D. Correll and Steven F. Leer to serve as members of this Committee. All members of the Governance and Nominating Committee are independent (see “Director Independence” on page 12). Effective January 27, 2004, this Committee shall:

•	recommend to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy occurring in the Board;

•	recommend to the Board qualified individuals to be elected as officers of the Corporation;

•	recommend the adoption of and any amendments to Corporate Governance Guidelines for the Corporation; and

•	monitor corporate governance trends and practices and make recommendations to the Board concerning corporate governance issues.

The Governance and Nominating Committee is governed by a written charter adopted by the Board on January 27, 2004.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a shareholder, director, member of management or any consultant retained for that purpose, and recommends nominees to the Board. The Committee reviews the current biography of the potential candidate and additional information provided by the individual or group which recommended the candidate for consideration. The Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Committee’s judgment, will best serve the long-term interests of all shareholders. In the judgment of the Committee and the Board, all nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with the image and reputation of the Corporation;

•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to the Corporation;

•	be able to represent all shareholders of the Corporation in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as such term is defined in regulations of the Securities and Exchange Commission.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Any such recommendation should include biographical information on the candidate including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience, a description of any relationship between the candidate and the recommending shareholder, a statement requesting that the Board consider nominating the individual for election as a director, written consent of the proposed candidate to being named as a nominee and proof of the recommending shareholder’s stock ownership. Recommendations must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219. So that the Committee will have adequate time to consider all candidates, shareholder recommendations must be received no later than November 15, 2004, in order to be considered for nomination for election at the 2005 Annual Meeting of Stockholders. As an alternative to recommending a candidate for the Committee’s consideration, a shareholder may directly nominate an individual for election as director. Unless required by regulations of the Securities and Exchange Commission, shareholder nominees will not appear in the Corporation’s proxy statement or on the proxy card for the annual meeting. Shareholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on the Corporation’s website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2003, the Corporation paid the law firm of Hunton & Williams, in which Mr. Baliles is a partner, for legal services. These fees were less than 1% of the gross revenues of Hunton & Williams for 2003.

The Corporation maintains various banking relationships with Brown Brothers Harriman & Co. (“Brown Brothers”), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Brown Brothers was paid fees for managing a portion of the assets of the Corporation’s pension fund and fees for brokerage and custodial services rendered to the Norfolk Southern Foundation in 2003. The total fees paid by the Corporation to Brown Brothers in 2003 were less than 1% of the gross revenues of Brown Brothers for fiscal year 2003.

COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Nominating Committee during 2003 were Mr. Carter, Chair, Mr. Hilliard, Ms. O’Brien and Mr. Pote. The members of the Performance-Based Compensation Committee during 2003 were Mr. Carter, Chair, Ms. O’Brien and Mr. Pote. Other than Mr. Hilliard’s relationship with Brown Brothers (see above), there were no reportable business relationships between the Corporation and such individuals.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation in 2003 (together, the “Named Executive Officers”), for service in all capacities to the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Awards		Payouts
					Restricted Stock Awards[3] ($)	Securities Underlying Options[4] (#)	LTIP Payouts[5] ($)	All Other Compensation[6] ($)
David R. Goode Chairman, President and Chief Executive Officer	2003 2002 2001	1,000,000 970,833 950,000	1,672,000 883,944 959,025	493,484[7] 932,322[7] 526,034[7]	3,142,400 0 0	310,000 650,000 525,000	1,458,605 1,069,170 426,410	159,528 47,030 49,545
L. I. Prillaman Vice Chairman and Chief Marketing Officer	2003 2002 2001	525,000 481,250 406,250	548,625 292,119 273,406	75,366 287,313 66,163	982,000 0 0	80,000 200,000 150,000	364,651 267,293 106,603	48,882 28,027 17,413
Stephen C. Tobias Vice Chairman and Chief Operating Officer	2003 2002 2001	575,000 545,833 510,417	600,875 331,321 343,510	191,804 376,761 150,400	982,000 0 0	80,000 200,000 150,000	364,651 267,293 106,603	65,031 32,135 28,049
Henry C. Wolf Vice Chairman and Chief Financial Officer	2003 2002 2001	575,000 545,833 510,417	600,875 331,321 343,510	228,895 407,412 156,140	982,000 0 0	80,000 200,000 150,000	364,651 267,293 106,603	84,680 35,631 30,785
James A. Hixon Senior Vice President-Legal and Government Affairs	2003 2002 2001	310,000 292,500 270,000	259,160 150,930 154,454	22,023 154,205 33,768	392,800 0 0	40,000 100,000 60,000	182,326 133,646 35,534	19,892 16,205 12,307

1Includes portion of any salary or bonus award elected to be received on a deferred basis.

2Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2003, these amounts were: for Mr. Goode, $182,916; Mr. Prillaman, $28,535; Mr. Tobias, $130,079; Mr. Wolf, $147,923; and Mr. Hixon, $4,146. Includes tax absorption payments in 2001 for gains realized upon exercise of certain stock options and tax absorption payments in 2003 for payments made on behalf of the listed individuals for executive life insurance policies. Includes awards paid in 2002 under the NS Stock Unit Plan.

3Includes the value of Restricted Shares awarded pursuant to the Long-Term Incentive Plan based on the closing price of Common Stock on the date of grant, February 3, 2003. During the three-year restriction period, the holder of Restricted Shares receives any dividends paid on Common Stock. Also includes the value of Restricted Stock Units awarded pursuant to the Restricted Stock Unit Plan based on the closing price of Common Stock on the date of grant, February 3, 2003. During the three-year restriction period, the holder of a Restricted Stock Unit will receive a cash payment equivalent to any dividend paid on Common Stock. As of December 31, 2003, the aggregate value of all Restricted Shares held was: for Mr. Goode, $2,270,400; Mr. Prillaman, $709,500; Mr. Tobias, $709,500; Mr. Wolf, $709,500; and Mr. Hixon, $283,800. As of December 31, 2003, the aggregate value of all Restricted Stock Units held was: for Mr. Goode, $1,513,600; Mr. Prillaman, $473,000; Mr. Tobias, $473,000; Mr. Wolf, $473,000; and Mr. Hixon, $189,200.

4Options were granted without tandem Stock Appreciation Rights.

5Represents the value of the “earn out” pursuant to the performance share feature of the Corporation’s Long-Term Incentive Plan for periods ended December 31, 2003, 2002 and 2001 (for 2003, performance shares were earned for achievements in the three-year period 2001-2003; for 2002, for achievements in the three-year period 2000-2002; and for 2001, for achievements in the three-year period 1999-2001).

6Includes for 2003 (i) contributions of $6,000 to the Corporation’s 401(k) plan on behalf of each of the Named Executive Officers and (ii) total premiums paid on behalf of each of the Named Executive Officers on individually-owned executive life insurance policies (converted from former “split dollar” life insurance policies): for Mr. Goode, $153,528; Mr. Prillaman, $42,882; Mr. Tobias, $59,031; Mr. Wolf, $78,680; and Mr. Hixon, $13,892.

7Includes personal use, as directed by resolution of the Board of Directors, of the Corporation’s aircraft valued at $108,532 for 2003; $143,456 for 2002; and $164,683 for 2001—calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan

The Corporation’s Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to directors, officers and other key employees of both the Corporation and certain of its subsidiaries. The Performance-Based Compensation Committee of the Board of Directors (“Committee”) administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan. Except for capital adjustments such as a stock split, the option price may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless such repricing, modification or replacement is approved by the Corporation’s stockholders.

Stock Options

The following table sets forth certain information concerning the grant in 2003 of stock options under the Long-Term Incentive Plan to each Named Executive Officer:

Option/SAR* Grants in Last Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted[1] (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price[2] ($ Per Share)	Expiration Date	Grant Date Present Value[3] ($)
D. R. Goode	310,000	5.44%	19.625	02/02/2013	2,740,400
L. I. Prillaman	80,000	1.40%	19.625	02/02/2013	707,200
S. C. Tobias	80,000	1.40%	19.625	02/02/2013	707,200
H. C. Wolf	80,000	1.40%	19.625	02/02/2013	707,200
J. A. Hixon	40,000	0.70%	19.625	02/02/2013	353,600

*No SARs were granted in 2003.

1These options (of which the first 5,095 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 3, 2003, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options for five years in an amount equal to, and commensurate with, dividends paid on the Common Stock.

2The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise.

3In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model.

The Black-Scholes model used the following measures and assumptions to calculate the present value of an option grant on the date of grant:

(a) a stock volatility factor of 0.3975: volatility was determined by an independent compensation consultant using monthly data averaged over the 36-month period February 1, 2000 through January 31, 2003;

(b) a dividend yield of 1.79%: yield was determined using monthly data averaged over the 36-month period February 1, 2000 through January 31, 2003;

(c) a risk-free rate of return of 4.43% equal to the 10-year Treasury strip rate on January 31, 2003; and

(d) that the option will be exercised during its ten-year term.

The foregoing produces a Black-Scholes factor of 0.4502 and a resulting present value of $8.84 for each share of Common Stock subject to the 2003 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term and (ii) the payment of dividend equivalents on unexercised options.

The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2003 and the number of unexercised options held by each as of December 31, 2003:

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End[1] ($)
			Exercisable*	Unexercisable	Exercisable[2]	Unexercisable
D. R. Goode	0	0	2,825,000	310,000	9,094,193	1,264,800
L. I. Prillaman	0	0	752,000	80,000	2,535,701	326,400
S. C. Tobias	0	0	774,500	80,000	2,600,314	326,400
H. C. Wolf	0	0	797,000	80,000	2,600,314	326,400
J. A. Hixon	0	0	335,000	40,000	1,064,426	163,200

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date.

1Equal to the mean of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 2003 ($23.705), less the exercise prices of in-the-money options, multiplied by the number of such options.

2Because the market price of the Common Stock on December 31, 2003, ($23.705) was below the exercise price of options granted in 1994 and 1996 through 1999, they are “out-of-the-money” and have no reportable value. The numbers shown are for the options granted in 1995, 2000, 2001 and 2002, which are in-the-money.

Performance Share Units (“PSUs”)

The following table sets forth certain information concerning the grant in 2003 of PSUs under the Corporation’s Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to “earn out” or receive performance compensation at the end of a three-year performance cycle (2003-2005) based on the Corporation’s performance during that three-year period. Under the 2003 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for “earning out” up to one third of the total number of PSUs granted: (1) three-year average return on average capital invested (“ROACI”), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2003 Compensation of Certain Executive Officers under the caption, “Long-Term Incentive Compensation,” beginning on page 29.

Long-Term Incentive Plan—Awards in Last Fiscal Year

(Performance Share Units)

Name	Number of Shares, Units or Other Rights[1] (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold (#)	Target[2] (#)	Maximum (#)
D. R. Goode	160,000	01/01/03- 12/31/05	0	72,640	160,000
L. I. Prillaman	50,000	01/01/03- 12/31/05	0	22,700	50,000
S. C. Tobias	50,000	01/01/03- 12/31/05	0	22,700	50,000
H. C. Wolf	50,000	01/01/03- 12/31/05	0	22,700	50,000
J. A. Hixon	20,000	01/01/03- 12/31/05	0	9,080	20,000

1“Earn outs” may be satisfied in cash or in shares of Common Stock (or in some combination of the two).

2The Long-Term Incentive Plan does not provide a performance target for an “earn out” under this feature of the Plan; consequently, this column represents 45.4% of the maximum potential “earn out,” which, in accordance with applicable rules of the SEC, is the percentage actually “earned out” under the Plan at the end of the performance cycle which ended on December 31, 2002.

Restricted Shares

The Summary Compensation Table includes the value of Restricted Shares granted in February 2003 pursuant to the Long-Term Incentive Plan. Under the terms of the grant, the shares are subject to a three-year restriction period, during which the executive has voting power but not investment power over the shares. During the restriction period, the holder of the Restricted Shares receives dividends as paid on all shares of Common Stock.

Pension Plans

The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation’s qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2003 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

PENSION PLAN TABLE

Estimated Annual Retirement Benefits

For Years of Service Indicated

	Years of Creditable Service
Remuneration	15	20	25	30	35	40
$ 300,000	$51,209	$71,071	$91,037	$111,250	$131,647	$154,147
400,000	73,709	101,071	128,537	156,250	184,147	214,147
500,000	96,209	131,071	166,037	201,250	236,647	274,147
600,000	118,709	161,071	203,537	246,250	289,147	334,147
700,000	141,209	191,071	241,037	291,250	341,647	394,147
800,000	163,709	221,071	278,537	336,250	394,147	454,147
900,000	186,209	251,071	316,037	381,250	446,647	514,147
1,000,000	208,709	281,071	353,537	426,250	499,147	574,147
1,100,000	231,209	311,071	391,037	471,250	551,647	634,147
1,200,000	253,709	341,071	428,537	516,250	604,147	694,147
1,300,000	276,209	371,071	466,037	561,250	656,647	754,147
1,400,000	298,709	401,071	503,537	606,250	709,147	814,147
1,500,000	321,209	431,071	541,037	651,250	761,647	874,147
1,600,000	343,709	461,071	578,537	696,250	814,147	934,147
1,700,000	366,209	491,071	616,037	741,250	866,647	994,147
1,800,000	388,709	521,071	653,537	786,250	919,147	1,054,147
1,900,000	411,209	551,071	691,037	831,250	971,647	1,114,147
2,000,000	433,709	581,071	728,537	876,250	1,024,147	1,174,147
2,100,000	456,209	611,071	766,037	921,250	1,076,647	1,234,147
2,200,000	478,709	641,071	803,537	966,250	1,129,147	1,294,147
2,300,000	501,209	671,071	841,037	1,011,250	1,181,647	1,354,147

Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

The Board of Directors approved on September 25, 2001, the Corporation’s entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual’s continued employment with the Corporation for an additional two years. These agreements were filed as an exhibit to the Corporation’s Report on Form 10-Q for the period ended September 30, 2001. Because Messrs. Prillaman, Tobias and Wolf remained employed with the Corporation through September 30, 2003, each has received an additional three years of creditable service and his benefit is based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

The respective five-year average compensation and approximate years of creditable service, as of January 1, 2004, for Mr. Goode and Mr. Hixon were: Mr. Goode, $1,912,041 and 38 years; Mr. Hixon, $421,663 and 19 years. The respective three-year average compensation and approximate years of creditable service (including the additional three years of service pursuant to the enhanced pension benefit agreements), as of January 1, 2004, for the other Named Executive Officers were: Mr. Prillaman, $719,899 and 37 years; Mr. Tobias, $880,410 and 37 years; Mr. Wolf, $880,410 and 34 years.

Change-in-Control Arrangements

In May 1996, the Board of Directors approved the Corporation’s entering into change-in-control agreements (“Agreements”) with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside legal counsel to the Corporation, were first filed as an exhibit to the Corporation’s Report on Form 10-Q for the period ended June 30, 1996, and refiled as an exhibit to the Corporation’s 2001 Annual Report on Form 10-K, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

These Agreements are terminable by either the Corporation or a covered employee on twenty-four months’ notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement’s being terminated.

Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers’ Deferred Compensation Plan or a successor plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation’s retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus be approved by stockholders.

JOINT COMMITTEE REPORT CONCERNING

THE 2003 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

This Report describes Norfolk Southern Corporation’s Executive Officer compensation philosophy, the components of its compensation program and the manner in which 2003 compensation determinations were made for the Corporation’s Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the “Named Executive Officers”) whose 2003 compensation is reported in the Summary Compensation Table of this Proxy Statement.

The Board’s Compensation and Nominating Committee (“C&N Committee”) and its Performance-Based Compensation Committee (“PBC Committee”) were composed entirely of directors who were not also officers of the Corporation and met, respectively, six times and three times during 2003. Among other things, the C&N Committee was responsible in 2003 for recommending to the Board the salaries of Executive Officers and administering the Corporation’s annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan). The PBC Committee was responsible for administering the Long-Term Incentive Plan, as amended and last approved by stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards, and the Restricted Stock Unit Plan. Effective January 27, 2004, the Board reconstituted the Compensation and Nominating Committee as the Compensation Committee.

BASE SALARY:    While the Board believes that a substantial portion of each Executive Officer’s total compensation should be “performance-based,” both it and the C&N Committee seek to assure that the base salaries of the Executive Officers are competitive with those earned by individuals in comparable positions.

Specifically, the C&N Committee compared Mr. Goode’s base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers—as well as all other Executive Officers of the Corporation—were evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those included in the S&P 500 Index and S&P 500 Railroad Index; both of these indices are included in the Performance Graph. These data were compiled by the Corporation’s Human Resources Department and by an outside compensation consultant. The Committee’s general intention is to set the base salaries of the Executive Officers around the 50th percentile of their peers in the respective groups with which they are compared.

Mr. Goode discussed with the Committee the specific contributions and performance of each of the Executive Officers, including each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer’s performance in light of the length of service in his current position, Mr. Goode made base salary recommendations which were submitted for Committee and Board approval.

Mr. Goode made no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which was set by the independent members of the Board at a session without Mr. Goode present. The independent members of the Board determined Mr. Goode’s salary based on their assessment of the Corporation’s performance, including its total operating revenues and net income, and market considerations, and did not base its determination on the application of any specific formula. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO’s base salary between the 25th and 50th percentile of the base salaries paid to CEOs of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode’s base salary in 2003 remained between the 25th and the 50th percentile.

For 2003, Mr. Goode did not receive a salary increase. This decision was made considering his salary increase in August 2002, which maintained his base salary within the targeted range, and his annual and long-term incentive compensation. The base salaries of each of the other Named Executive Officers remained unchanged in 2003.

ANNUAL INCENTIVE COMPENSATION:    The Corporation provides annual incentive compensation through the Executive Management Incentive Plan (EMIP) which is designed and administered to ensure that a significant portion of each Executive Officer’s total annual cash compensation is based on the Corporation’s annual financial performance. Awards to Executive Officers including Named Executive Officers, and to participants in the Corporation’s Management Incentive Plan (MIP) are paid, if at all, based on the Corporation’s performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee not later than the end of the first month of each incentive year.

It is the C&N Committee’s philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Executive Officer’s base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less or no incentive pay.

Specifically, incentive pay opportunities for Mr. Goode were determined by the C&N Committee by comparing Mr. Goode’s total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the other Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

Using those criteria, in November of 2002 the C&N Committee set Mr. Goode’s target 2003 incentive opportunity at 200% of his 2003 base salary, Mr. Prillaman’s, Mr. Tobias’ and Mr. Wolf’s at 125% of their 2003 base salary and Mr. Hixon’s at 100% of his 2003 base salary. Actual payments, if any, are based on the extent to which established performance standards are achieved.

For 2003, Mr. Goode and all other Executive Officers earned EMIP awards and each of the other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 83.6% of that individual’s target incentive opportunity.

As a result, total 2003 cash compensation—2003 base salary and 2003 EMIP awards paid in 2004—earned by Mr. Goode was positioned at approximately the 80th percentile.

LONG-TERM INCENTIVE COMPENSATION:    The Board and the PBC Committee believe that a substantial component of each Executive Officer’s total direct compensation should be based on and reflect the Corporation’s efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective is supported through the making of annual grants of stock options, performance share units, and restricted shares under the Long-Term Incentive Plan (LTIP) and restricted stock units under the Restricted Stock Unit Plan (RSUP) to each of the Corporation’s Executive Officers, including each of the Named Executive Officers.

These LTIP and RSUP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation’s stockholders. Specifically, LTIP is intended to provide Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership in the Corporation and RSUP is intended to reflect the total returns to stockholders without providing actual stock ownership. The Board adopted RSUP in January 2003 to provide for the grant of restricted stock units whose value is measured by the fair market value of the Corporation’s common stock and which are payable in cash upon satisfaction of applicable restrictions.

In determining LTIP and RSUP awards, the size of prior grants was analyzed within a framework of current total direct compensation predicated on a review of both the long-term awards and the total compensation (base salary, short- and long-term awards) of comparable positions in U.S. companies of comparable size. The mix of long-term awards varies from year to year to reflect the relative expected value of each type of award and certain other considerations. For 2003, the

PBC Committee changed the mix of such awards to include restricted shares and restricted stock units, along with options and performance share units, while striving to maintain a total value for such awards comparable to the long-term awards granted in 2002. The number of stock options, performance share units, restricted shares and restricted stock units granted in 2003 was determined so as to place the total compensation of Mr. Goode and the Executive Officers, when corporate performance warranted, around the 75th percentile of total direct compensation for their respective peer groups.

At its January 2003 meeting, the PBC Committee granted stock options under LTIP to each of the Executive Officers, including each of the Named Executive Officers, and to other officers and key employees at an exercise price equal to the fair market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

For all stock options granted in 2003 to the Executive Officers, for the first five (5) years following the date stock options are granted, the Corporation pays in cash to each Executive Officer dividend equivalents on unexercised options equal to the dividend paid on the Corporation’s Common Stock.

At the same January 2003 meeting, the PBC Committee granted performance share units under LTIP which provide the Executive Officers, including each of the Named Executive Officers and other recipients, the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation’s Common Stock, or in some combination thereof) during the first quarter of 2006. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting—specifically, the Corporation’s three-year (i.e., 2003-2005) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One-third of the performance share units granted in 2003 are available to be earned based on each of the three performance criteria.

2003-2005 Cycle Total Stockholder Return (“TSR”) vs. S&P 500		2003-2005 Cycle Return on Average Capital Invested (“ROACI”)

Three-Year Average TSR vs. S&P 500	Percentage of Performance Share Units Earned Out	Three-Year Average ROACI	Percentage of Performance Share Units Earned Out

90th percentile and above 80th 70th 60th 50th 40th 30th 25th and below	100% 90% 85% 80% 75% 50% 30% 0%	17 and above% 16% 15% 14% 13% 12% 11% 10% 9% 8% Below 8%	100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

2003-2005 Cycle Operating Ratio (“OpR”)

Three-Year NS Average OpR	Percentage of Performance Share Units Earned Out

75% or below 80% 85% 90% Above 90%	100% 75% 50% 25% 0%

Also at the January 2003 meeting, the PBC Committee granted restricted shares under LTIP to the Executive Officers, including each of the Named Executive Officers, and other recipients as designated by the Committee. The restricted shares are subject to a three-year restriction period, during which the holder has voting power but not investment power over the shares and receives dividends on the shares as declared on the Corporation’s Common Stock.

At the January 2003 meeting, the PBC Committee granted restricted stock units under RSUP to Mr. Goode and each of the other Executive Officers. The restricted stock unit awards were subject to a three-year restriction period, during which the Corporation pays in cash to each Executive Officer dividend equivalents on the restricted stock units equal to the dividend paid on the Corporation’s Common Stock.

For 2003, Mr. Goode was granted options (including 5,095 incentive stock options that may receive capital gains treatment) on 310,000 shares of common stock, 96,000 restricted shares, 64,000 restricted stock units and the opportunity to earn up to 160,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 5,095 incentive stock options that may receive capital gains treatment) on a total of 280,000 shares of common stock, 102,000 restricted shares, 68,000 restricted stock units and the opportunity to earn up to 170,000 performance shares.

In summary, the C&N Committee and the PBC Committee believe that the compensation program for Executive Officers, including the Named Executive Officers, is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believe each Executive Officer’s compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation’s efficient use of assets, its profitability and the total returns to its stockholders.

Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain “non-performance based” compensation paid in a year to any of the Corporation’s Executive Officers. Each Committee has carefully considered the Corporation’s executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of Section 162(m), and stockholders last approved the Plan in 2001. However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

Compensation and Nominating Committee	Performance-Based Compensation Committee

Gene R. Carter, Chair	Gene R. Carter, Chair
Landon Hilliard, Member	Burton M. Joyce, Member*
Burton M. Joyce, Member*	Jane Margaret O’Brien, Member
Jane Margaret O’Brien, Member	Harold W. Pote, Member
Harold W. Pote, Member

*Mr. Joyce became a member of each committee effective January 26, 2004.

PERFORMANCE GRAPH*

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation’s Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1998, and ending December 31, 2003. These data are furnished by Bloomberg Financial Markets.

*Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1998, and that all dividends were reinvested.

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation’s Bylaws. Any such proposal for the 2005 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in the Corporation’s proxy statement and form of proxy, it must be received no later than November 15, 2004; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation’s proxy materials), it must be received during the period that begins December 4, 2004, and ends February 12, 2005.

By order of the Board of Directors,
DEZORA M. MARTIN,
Corporate Secretary.

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Norfolk Southern Corporation recommends a vote FOR the following items:

	For All	Withhold For All	Exceptions*
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees – 2007:

1. Alston D. Correll, 2. Landon Hilliard, 3. Burton M. Joyce, 4. Jane Margaret O’Brien

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NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David R. Goode, Gerald L. Baliles or Harold W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at The Eric P. Newman Education Center, 320 South Euclid Avenue, St. Louis, Missouri, on Thursday, May 13, 2004, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 15, 2004, and to transact such other business as properly may come before such meeting(s).

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS AUDITORS AND TRANSACTION OF OTHER BUSINESS.

(Continued, and to be MARKED, DATED AND SIGNED on the other side)

NORFOLK SOUTHERN CORPORATION

P.O. BOX 11145

NEW YORK, N. Y. 10203-0145